                                  EXHIBIT 10.37

                                February 2, 2001

VIA FACSIMILE  (425-885-6502)

Mr. William Lawrence
Chief Executive Officer
Garden Botanika, Inc.
8624 154th Avenue, N.E.
Redmond, Washington  98052

Dear Mr. Lawrence:

This letter sets forth our proposal ("Proposal") to acquire certain manufacturing assets, intellectual property rights and other intangible assets of Garden Botanika, Inc. ("Botanika"). This Proposal supersedes all prior proposals delivered by us to you.

     1) POTENTIAL BUYER. The purchaser would be Schroeder & Tremayne Inc. or a subsidiary thereof ("Buyer").

     2) DESCRIPTION OF ASSETS. The assets of Botanika to be acquired by Buyer would consist of all of Botanika's right, title and interest in and to the following:

o A representative sample of first quality finished goods inventory of Botanika located in its distribution center ("Merchandise Inventory). Merchandise Inventory shall be valued at no less than $350,000, with the value of the Merchandise Inventory calculated at 35% of the price look up ("PLU"). To construct the representative sample, Merchandise Inventory shall be allocated between Botanika's liquidator and Buyer on a pro rata basis.

o All inventory of raw materials and work in process of Botanika, and all inventory of packaging and shipping supplies, that is located at or held for use in its Oceanside, California manufacturing facility (the "Manufacturing Inventory"), that Buyer selects.

o All machinery, equipment, vehicles, furniture, fixtures, supplies, accessories, spare parts, tools and other items of tangible personal property, with all warranty rights and operating manuals and keys relating thereto, presently at the Oceanside, California manufacturing facility of Botanika ("FFE"); provided that the FFE shall be substantially the same as when inspected by Buyer.

o Botanika's patents, trademarks, trade names (including without limitation the name "Garden Botanika"), service marks, copyrights, logos, all rights to any pending applications or common law rights to any of the same, and all license rights with respect to intellectual property of third parties designated by Buyer ("Intellectual Property").

o Botanika's internet domain name and all other rights of any kind associated with its on-line business, including without limitation all rights with respect to internet service providers, third party linking sites and all rights of Botanika to owned and/or licensed proprietary, customized and mass market computer software and all computer hardware appropriate for the continued operation of Botanika's on-line business ("Domain Rights").

o Botanika's catalogs, price lists, mailing lists, subscription lists, customer lists and all other rights of any kind associated with its catalog business, including without limitation all rights of Botanika to ad copy, photography, artwork and all owned and/or licensed proprietary, customized and mass market computer software and all computer hardware appropriate for the continued operation of Botanika's catalog business ("Catalog Rights").

o (i) all of Botanika's formulas, whether developed or under development, including the master batch records, (ii) all plates, dies and film associated with the products, catalogs and other creative work relating to the Garden Botanika brand, (iii) all supplier, vendor and agency lists,
     (iv) all sales data, including retail prices, product costing and product movement, for at least the last three fiscal years, and (v) all of Botanika's product ideas under development, including those related to future promotions and product launches.

o Botanika's unfulfilled catalog and on-line sales orders for merchandise inventory as of the Closing, to the extent such sales orders may be filled either (i) from the Merchandise Inventory or Manufacturing Inventory to be acquired by Buyer, or (ii) from Buyer's own inventories or sources of supply.

o Botanika's telephone numbers (for both voice and data transmission), toll free service providers and similar rights, but only to the extent that the foregoing are used in connection with the on-line business or catalog business of Botanika,

     3) CONSIDERATION TO BE PAID. Assuming the timetable in paragraph 5 below is satisfied, the purchase price for the designated assets would be an amount equal to the sum of (a) One Million Three Hundred Twenty-Five Thousand Dollars ($1,325,000). No obligations of Botanika would be assumed.

     4) FORM OF CONSIDERATION. Cash at Closing.

     5) TIMETABLE. The purchase price in this Revised Proposal is offered on the condition that the parties proceed on an a timetable to complete the Closing no later than March 12, 2001, in order to prevent any material decrease in value or market absence of the Botanika name, marks and goodwill after the 2000 holiday selling season. We anticipate the following deadlines for the interim steps to achieve an actual closing on March 12, 2001:

        February 1, 2001 Acceptance of letter
        February 5, 2001 Motion to approve sale filed
        February 7, 2001 Execution of definitive agreement
        February 28, 2001 Hearing on motion
        March 12, 2001 Closing

     6) SOURCES OF FINANCING. We anticipate that the financing for this transaction will be provided by Firstar Structured Capital and other financial institutions that may elect to participate in that financing.

     7) SPECIFIC CONTINGENCIES TO CLOSURE. The material conditions to Closing would include execution of a satisfactory definitive agreement and Bankruptcy Court approval. In addition, Botanika shall cause the Merchandise Inventory to be boxed and prepared for shipment at Closing to one or more warehouse facilities designated by Buyer. The Buyer would arrange and pay for the costs of freight and insurance on all such Merchandise Inventory.

     8) ADDITIONAL TERMS. Our Revised Proposal also contemplates the following terms, conditions and covenants of the parties:

        a) Botanika shall operate its on-line and catalog businesses in the normal course of business between now and the Closing, including normal markdown practices and continued manufacturing, purchasing and order fulfillment in the normal course.

        b) No later than the Closing, Botanika shall commence to close all of its retail locations and to sell all merchandise inventory and other tangible personal property not acquired by Buyer, such that all retail locations shall be fully closed no later than May 15, 2001. All sales shall be conducted as retail store closing sales, and Botanika shall not sell any merchandise inventory, or hold it out for sale, to any person or firm that Botanika knows, or has reason to believe, is acquiring such inventory for resale by any other means. Botanika shall cause its liquidator to post signs and/or distribute to customers at each retail store flyers indicating that customers may continue to shop for Botanika products at www.gardenbotanika.com. If Botanika elects to exclude the Manufacturing Inventory from the assets sold to Buyer, such Manufacturing Inventory may only be sold at wholesale or retail provided that such items shall not bear, or be marketed in connection with, any name or mark of Botanika being purchased by Buyer.

        c) Buyer shall grant to Botanika a limited license right to continue using the "Garden Botanika" name to the extent reasonably required to collect its outstanding receivables, to conduct going out of business sales and to liquidate those other assets not purchased by the Buyer

        d) If Buyer is prepared to close (or would be prepared to close but for a breach of the definitive agreement by Botanika) and the assets described above are not sold to Buyer due to a breach of the definitive agreement by Botanika, the approval by the Bankruptcy Court of a higher and better offer for such assets, the liquidation of Botanika or the continued operation of Botanika through a plan of reorganization, then Botanika shall reimburse Buyer by February 28, 2001 for documented expenses to a maximum of $100,000, as an administrative claim.

        e) Botanika shall immediately seek Bankruptcy Court approval of the definitive agreement relating to this Proposal, and shall provide Buyer and its counsel with a copy of any relevant motion or pleading in advance of the date on which the same is to be filed, so that Buyer may comment on such motion or pleading and participate in any hearings before the Bankruptcy Court.

This letter is not binding on the parties unless and until a definitive purchase agreement for the assets described above is signed and approved by the respective Boards of Directors of Botanika and Buyer, and thereafter any liability shall be under the terms of such definitive agreement. If the definitive agreement is not signed by February 9, 2001, then this Proposal automatically shall be withdrawn and of no further force or effect.

          [THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

Please confirm your interest in the foregoing Proposal by signing on behalf of Botanika and returning this letter by facsimile to the attention of John Wilmsen, Sr. at 314/615-2046, no later than 6:00 p.m. Central Standard Time on February 2, 2001. Thank you.

Very truly yours,

SCHROEDER & TREMAYNE INC.



By  /s/ John G. Wilmsen Sr.
    -----------------------
    John Wilmsen, Sr., President



Confirmed this 2nd day of February, 2001:

GARDEN BOTANIKA, INC.,
   debtor-in-possession



By  /s/ William Lawrence
    --------------------
    William Lawrence, Chief Executive Officer